UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2021

Baudax Bio, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-39101	47-4639500
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.01	BXRX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On January 21, 2021, Baudax Bio, Inc., (the “Company”), entered into an inducement offer letter agreement to exercise common stock purchase warrants (the “Letter Agreement”) with an institutional investor named therein (the “Purchaser”), pursuant to which the Company agreed to issue and sell, in an offering (the “Offering”), warrants exercisable for an aggregate of 10,300,430 shares of common stock of the Company, par value, $0.01 per share (“Common Stock”) (the “Warrants”) at an offering price of $0.125 per Warrant in exchange for the exercise of the institutional investor’s existing Series A warrants that were issued to them on December 21, 2020, at an exercise price of $1.18 per warrant (the “December Warrant Exercise”). The Warrants have an exercise price of $1.60 per share. Each Warrant is exercisable for one share of Common Stock and will be immediately exercisable and will expire five years from the issuance date.

A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% (or, at the holder’s option upon issuance, 9.99%) of the Company’s outstanding Common Stock immediately after exercise. However, upon at least 61 days’ prior notice from the holder to the Company, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding Common Stock after exercising the holder’s Warrant up to 9.99% of the number of the Company’s Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrant.

The Letter Agreement contains customary representations and warranties and agreements of the Company and the Purchaser and customary indemnification rights and obligations of the parties. The closing of the Offering is expected to occur on January 25, 2020. The Company is expected to receive gross proceeds of approximately $13.4 million in connection with the Offering and the December Warrant Exercise, before deducting placement agent fees and related offering expenses.

As compensation to H.C. Wainwright & Co., LLC (the “Placement Agent”) as placement agent in connection with the Offering, the Company agreed to pay to the Placement Agent a cash fee of 6.0% of the aggregate gross proceeds raised in the Offering, plus a management fee equal to 1.0% of the gross proceeds raised in the Offering and reimbursement of certain expenses and legal fees. The Company will also issue to designees of the Placement Agent warrants to purchase up to 6.0% of the aggregate number of shares of Common Stock underlying the Warrants issued in the Offering, or warrants to purchase up to 618,026 shares of Common Stock (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as the Warrants, except that the Placement Agent Warrants have an exercise price equal to 125% of the offering price per Warrant (or $2.00 per share).

The foregoing summaries of the Letter Agreement, the Warrants and the Placement Agent Warrants do not purport to be complete and are subject to, and qualified in their entirety by, the forms of such documents attached as Exhibits 10.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

The Warrants in the Offering and the Placement Agent Warrants were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-243488), which was filed with the Securities and Exchange Commission on August 10, 2020 and was declared effective by the Commission on October 2, 2020 (the “Registration Statement”). A copy of the opinion of Troutman Pepper Hamilton Sanders LLP relating to the legality of the issuance and sale of the Securities in the Offering is attached as Exhibit 5.1 hereto. This Report shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document

4.1	Form of Warrant.

4.2	Form of Placement Agent Warrant.

5.1	Opinion of Troutman Pepper Hamilton Sanders LLP.

10.1	Form of Letter Agreement.

23.1	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Baudax Bio, Inc.

By:	/s/ Gerri A. Henwood
Name:	Gerri A. Henwood
Title:	President and Chief Executive Officer

Date: January 22, 2021